EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of the 1st day of October, 2017 by and between VALIC COMPANY I, a Maryland corporation (the “Fund”), on behalf of the each of its series set forth on Exhibit A attached hereto (each, a “Series,” and collectively, the “Series), severally and not jointly, and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement (the “Advisory Agreement”); and

WHEREAS, the Fund, on behalf of certain Series thereof, and the Adviser desire to enter into an agreement whereby the Adviser agrees to waive its fees and/or reimburse expenses to the extent necessary to cap the annual fund operating expenses of such Series at the levels set forth herein.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its fees and/or reimburse expenses to the extent necessary so that the “annual fund operating expenses,” as described in the registration statement applicable to the Fund, do not exceed the percentage of average daily net assets set forth in Exhibit A for each Series specified therein. Annual fund operating expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and/or infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees; and other expenses not incurred in the ordinary course of the Fund’s business on behalf of a Series.

2.

This Agreement shall be effective as of the date first written above and shall continue in effect with respect to each Series until September 30, 2018 (the “Expiration Date”), unless earlier terminated by the Board of Directors of the Fund, including a majority of the independent directors. Independent directors are directors who are not deemed to be “interested persons” of the Fund, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended. This Agreement shall continue in effect for successive one-year periods from the Expiration Date only if the Adviser notifies the Fund prior to the Expiration Date that it agrees to extend the current expense cap applicable to a Series for an additional one-year period. Upon the termination of the Advisory Agreement, this Agreement shall automatically terminate.

3.

With respect to certain Series designated on Exhibit A, the Adviser hereby retains the right to receive reimbursements of, and the Fund, on behalf of each Series, hereby agrees to reimburse reductions of the fees paid to the Adviser under the Advisory Agreement and the expenses paid by the Adviser or reimbursed by it in accordance with paragraph 1 above, for a period of two years after the occurrence of any waiver and/or reimbursement; provided, however, that such payment to the Adviser shall not be made if it would cause the annual fund operating expenses of the applicable Series to exceed the expense cap in effect at the time the waiver was made. Upon the termination of this Agreement, the Adviser will continue to be entitled to receive reimbursements of amounts already waived and/or reimbursed under Section 1, provided that such amounts are paid to the Adviser in accordance with the provisions of Section 1, and at the expense cap levels in effect at the time such waivers and/or reimbursements occurred.

3.	This Agreement shall be constructed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

4.	This Agreement may be amended by mutual consent or the parties hereto in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALIC COMPANY I

By:	/s/ Gregory R. Kingston
Name:	Gregory R. Kingston
Title:	Treasurer and Principal Financial Officer

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Eric S. Levy
Name:	Eric S. Levy
Title:	Executive Vice President

Exhibit A

Fund Name	Maximum Fund Expense
Blue Chip Growth Fund	0.85%
Broad Cap Value Income Fund	0.85%
Core Equity Fund	0.80%
Dividend Value Fund	0.82%
Dynamic Allocation Fund[1]	0.32%
Growth & Income Fund	0.85%
International Growth Fund	1.01%
Government Money Market I Fund	0.55%
Nasdaq-100® Index Fund	0.53%
Small Cap Aggressive Growth Fund	0.99%
Small Cap Fund	0.93%
Value Fund	0.85%

[1]	Subject to recoupment under Section 3 of the Agreement.